UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Chiasma, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

16706W 10 2

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons MPM BioVentures IV-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 5,216,482*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 5,216,482*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,216,482*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 20.6%
12.	Type of Reporting Person (See Instructions) PN

*	Includes 1,248,224 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons MPM BioVentures IV GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 200,973*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 200,973*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 200,973*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.8%
12.	Type of Reporting Person (See Instructions) PN

*	Includes 48,089 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons MPM Asset Management Investors BV4 LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 148,332*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 148,332*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 148,332*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.6%
12.	Type of Reporting Person (See Instructions) OO

*	Includes 35,492 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons MPM Bio IV NVS Strategic Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,552,960*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,552,960*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,552,960*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.1%
12.	Type of Reporting Person (See Instructions) PN

*	Includes 105,398 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons MPM BioVentures IV GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 6,970,415*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 6,970,415*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,970,415*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 27.5%
12.	Type of Reporting Person (See Instructions) PN

*	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by MPM BioVentures IV-QP, L.P. (“BV IV QP”), 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by MPM BioVentures IV GmbH & Co. Beteiligungs KG (“BV KG”) and 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by MPM Bio IV NVS Strategic Fund, L.P. (“BV SF”). The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the direct general partner of BV IV QP, BV KG and BV SF.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons MPM BioVentures IV LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,118,747*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,118,747*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,118,747*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 28.1%
12.	Type of Reporting Person (See Instructions) OO

*	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG, 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF and 112,840 shares of Common Stock and 35,492 shares of Common Stock issuable upon exercise of warrants held by MPM Asset Management Investors BV4 LLC (“AM BV4”). The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the indirect general partner of BV IV QP, BV KG and BV SF and the manager of AM BV4.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,118,747*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,118,747*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,118,747*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 28.1%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG, 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF and 112,840 shares of Common Stock and 35,492 shares of Common Stock issuable upon exercise of warrants held by AM BV4. MPM BioVentures IV GP LLC (“MPM IV GP”) and MPM BioVentures IV LLC (“MPM IV LLC”) are the direct and indirect general partners of BV IV QP, BV KG and BV SF and MPM IV LLC is the manager of AM BV4. The Reporting Person is a member of MPM IV LLC.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,118,747*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,118,747*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,118,747*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 28.1%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG, 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF and 112,840 shares of Common Stock and 35,492 shares of Common Stock issuable upon exercise of warrants held by AM BV4. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP, BV KG and BV SF and MPM IV LLC is the manager of AM BV4. The Reporting Person is a member of MPM IV LLC.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons Vaughn M. Kailian
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,118,747*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,118,747*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,118,747*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 28.1%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG, 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF and 112,840 shares of Common Stock and 35,492 shares of Common Stock issuable upon exercise of warrants held by AM BV4. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP, BV KG and BV SF and MPM IV LLC is the manager of AM BV4. The Reporting Person is a member of MPM IV LLC.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons James Paul Scopa
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,118,747*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,118,747*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,118,747*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 28.1%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG, 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF and 112,840 shares of Common Stock and 35,492 shares of Common Stock issuable upon exercise of warrants held by AM BV4. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP, BV KG and BV SF and MPM IV LLC is the manager of AM BV4. The Reporting Person is a member of MPM IV LLC.

CUSIP No. 16706W 10 2

1.	Name of Reporting Persons Todd Foley
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 7,118,747*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 7,118,747*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,118,747*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 28.1%
12.	Type of Reporting Person (See Instructions) IN

*	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG, 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF and 112,840 shares of Common Stock and 35,492 shares of Common Stock issuable upon exercise of warrants held by AM BV4. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP, BV KG and BV SF and MPM IV LLC is the manager of AM BV4. The Reporting Person is a member of MPM IV LLC.

Item 1.

(a)	Name of Issuer

Chiasma, Inc.

(b)	Address of Issuer’s Principal Executive Offices

831 Beacon Street, Suite 313

Newton Centre, MA 02459

Item 2.

(a)	Name of Person Filing

MPM BioVentures IV-QP, L.P.

MPM BioVentures IV GmbH & Co. Beteiligungs KG

MPM Asset Management Investors BV4 LLC

MPM Bio IV NVS Strategic Fund, L.P.

MPM BioVentures IV GP LLC

MPM BioVentures IV LLC

Luke Evnin

Ansbert Gadicke

Vaughn M. Kailian

James Paul Scopa

Todd Foley

(b)	Address of Principal Business Office or, if none, Residence

c/o MPM Capital LLC

450 Kendall Street

Cambridge, MA 02142

(c)	Citizenship

All entities were organized in Delaware except MPM BioVentures IV GmbH & Co. Beteiligungs KG, which was organized in Germany and MPM Bio IV NVS Strategic Fund, L.P., which was organized in Bermuda. The individuals are all United States citizens.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

16706W 10 2

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

MPM Entity	Shares Held Directly	Shares Issuable Upon Exercise of Warrants Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
BV IV QP	3,968,258	1,248,224	5,216,482	0	5,216,482	0	5,216,482	20.6%
BV KG	152,884	48,089	200,973	0	200,973	0	200,973	0.8%
BV SF	1,447,562	105,398	1,552,960	0	1,552,960	0	1,552,960	6.1%
AM BV4	112,840	35,492	148,332	0	148,332	0	148,332	0.6%
BV IV GP(1)	0	0	0	6,970,415	0	6,970,415	6,970,415	27.5%
BV IV LLC(2)	0	0	0	7,118,747	0	7,118,747	7,118,747	28.1%
Luke Evnin(3)	0	0	0	7,118,747	0	7,118,747	7,118,747	28.1%
Ansbert Gadicke(3)	0	0	0	7,118,747	0	7,118,747	7,118,747	28.1%
Vaughn M. Kailian (3)	0	0	0	7,118,747	0	7,118,747	7,118,747	28.1%
James Paul Scopa(3)	0	0	0	7,118,747	0	7,118,747	7,118,747	28.1%
Todd Foley(3)	0	0	0	7,118,747	0	7,118,747	7,118,747	28.1%

(1)	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG and 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF. The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the direct general partner of BV IV QP and BV KG.
(2)	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG, 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF and 112,840 shares of Common Stock and 35,492 shares of Common Stock issuable upon exercise of warrants held by AM BV4.The warrants listed above are exercisable within 60 days of the date of this filing. The Reporting Person is the indirect general partner of BV IV QP and BV KG and the manager of AM BV4.
(3)	Consists of 3,968,258 shares of Common Stock and 1,248,224 shares of Common Stock issuable upon exercise of warrants held by BV IV QP, 152,884 shares of Common Stock and 48,089 shares of Common Stock issuable upon exercise of warrants held by BV KG, 1,447,562 shares of Common Stock and 105,398 shares of Common Stock issuable upon exercise of warrants held by BV SF and 112,840 shares of Common Stock and 35,492 shares of Common Stock issuable upon exercise of warrants held by AM BV4. MPM IV GP and MPM IV LLC are the direct and indirect general partners of BV IV QP, BV KG and BV SF and MPM IV LLC is the manager of AM BV4. The Reporting Person is a member of MPM IV LLC.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2016

MPM BIOVENTURES IV-QP, L.P.		MPM BIOVENTURES IV GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures IV GP LLC, its General Partner	By:	MPM BioVentures IV GP LLC, in its capacity as the Managing Limited Partner

By:	MPM BioVentures IV LLC, its Managing Member	By:	MPM BioVentures IV LLC, its Managing Member

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin Title: Member		Name: Luke Evnin Title: Member

MPM ASSET MANAGEMENT INVESTORS BV4 LLC

By:	MPM BioVentures IV LLC its Manager

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Member

MPM BIOVENTURES IV GP LLC		MPM BIOVENTURES IV LLC

By:	MPM BioVentures IV LLC,	By:	/s/ Luke Evnin
	its Managing Member		Name: Luke Evnin Title: Member
By:	/s/ Luke Evnin
Name: Luke Evnin Title: Member

By:	/s/ Luke Evnin	By:	/s/ Ansbert Gadicke
	Name: Luke Evnin		Name: Ansbert Gadicke

By:	/s/ Vaughn M. Kailian	By:	/s/ James Paul Scopa
	Name: Vaughn M. Kailian		Name: James Paul Scopa

By:	/s/ Todd Foley
Name: Todd Foley

EXHIBITS

A:	Joint Filing Agreement